                                                                EXHIBIT NO. 3.8

                        MINERAL PROPERTY OPTION AGREEMENT


THIS AGREEMENT is dated for reference the 15th day of April, 1996.


BETWEEN:     RUDOLF M. DURFELD
             P.O. Box 4438, Station Main
             Williams Lake, B.C.
             V2G 2V5

             (the "Optionor")                                  OF THE FIRST PART



AND:         STIRRUP CREEK GOLD LTD.
             310 - 1959 152nd Street
             Surrey, B.C.
             V4A 9E3

             ("Stirrup Creek")                                OF THE SECOND PART


WHEREAS the Optionor is the registered and beneficial owner of a 100% right, title and interest in and to certain mineral claims as hereinafter described;

AND WHEREAS Stirrup Creek is desirous of acquiring an interest in such mineral claims on the terms and conditions contained in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.    DEFINITIONS

1.01  In this Agreement:

      (a)    "Exchange" means the Vancouver Stock Exchange;

      (b) "Exploration and Development" means any and all activities comprising or undertaken in connection with the exploration and development of the Property, the construction of a mine and mining facilities on or in proximity to the Property and placing the Property into commercial production;

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                                       2

      (c)    "Property" means and includes:

             (i) the mining claims more particularly described in Schedule A attached hereto and forming part hereof; and

             (ii) all rights and appurtenances pertaining to the mining claims more particularly described in Schedule A including all water and water rights, rights of way and easements, both recorded and unrecorded, to which the Optionor is entitled in respect thereof;

      (d) "Property Expenditures" means all reasonable and necessary monies expended on or in connection with Exploration and Development as determined in accordance with generally accepted accounting principles including, without limiting the generality of the foregoing:

             (i) the cost of entering upon, surveying, prospecting and drilling on the Property;

             (ii) the cost of any geophysical, geochemical and geological surveys relating to the Property;

             (iii) all filing and other fees and charges necessary or advisable to keep the Property or any part or parts thereof in good standing with any regulatory authorities having jurisdiction;

             (iv) all rentals, royalties, taxes (exclusive of all income taxes and mining taxes based on income and which are or may be assessed against the parties hereto) and any assessments whatsoever, whether the same constitute charges on the Property or arise as a result of the operations thereon;

             (v) the cost, including rent and finance charges, of all buildings, machinery, tools, appliances and equipment and related capital items that may be erected, installed and used from time to time directly in connection with Exploration and Development;

             (vi) the cost of construction and maintenance of camps required for Exploration and Development;

             (vii) the cost of transporting persons, supplies, machinery and equipment in connection with Exploration and Development;

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                                       3

             (viii) all wages and salaries (including fringe benefits as are usually paid in the Canadian mineral exploration business) of persons engaged in the Exploration and Development and any assessments or levies made under the authority of any regulatory body having jurisdiction with respect to such persons or supplying food, lodging and other reasonable needs for such persons;

             (ix) all costs of consulting and other engineering services including report preparation;

             (x) the cost of compliance with all statutes, orders and regulations respecting environmental reclamation, restoration and other like work required as a result of conducting Exploration and Development; and

             (xi) all costs of searching for, digging, working, sampling, transporting, mining and procuring ores, minerals, and metals from and out of the Property.

2.    ACQUISITION OF INTEREST

2.01 The Optionor hereby grants to Stirrup Creek the exclusive right and option to acquire an undivided 50% right, title and interest in and to the Property for total consideration consisting of cash payments to the Optionor totalling $300,000 and the incurrence of Property Expenditures totalling $1,000,000 to be made as follows:

      (a) upon execution of this Agreement, the payment to the Optionor of $25,000;

      (b) on or before April 15, 1997, the payment to the Optionor of an additional $50,000 and the incurrence of Property Expenditures in the amount of $200,000;

      (c) on or before April 15, 1998, the payment to the Optionor of an additional $50,000 and the incurrence of Property Expenditures in the cumulative amount of $400,000;

      (d) on or before April 15, 1999, the payment to the Optionor of an additional $75,000 and the incurrence of Property Expenditures in the cumulative amount of $700,000; and

      (e) on or before April 15, 2000, the payment to the Optionor of an additional $100,000 and the incurrence of Property Expenditures in the cumulative amount of $1,000,000.

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                                       4

2.02 Upon earning a 50% interest in the Property pursuant to this article, and on providing the Optionor with written notice on or before June 15, 2000, Stirrup Creek may elect to earn an additional 20% interest in the Property for total consideration of cash payments to the Optionor totalling $300,000 and the incurrence of Property Expenditures totalling $1,000,000 to be made as follows:

      (a) on or before April 15, 2001, the payment to the Optionor of $75,000 and the incurrence of Property Expenditures in the amount of $200,000;

      (b) on or before April 15, 2002, the payment to the Optionor of an additional $50,000 and the incurrence of Property Expenditures in the cumulative amount of $400,000;

      (c) on or before April 15, 2003, the payment to the Optionor of an additional $75,000 and the incurrence of Property Expenditures in the cumulative amount of $700,000; and

      (d) on or before April 15, 2004, the payment to the Optionor of an additional $100,000 and the incurrence of Property Expenditures in the cumulative amount of $1,000,000.

2.03 The acquisition of a further 20% interest in the Property pursuant to paragraph 2.02 shall be subject to the prior approval of the Exchange.

2.04 The Optionee shall be the operator of the Property with respect to the incurrence of all Property Expenditures pursuant to paragraphs 2.01 and 2.02.

2.05 This Agreement is an option only and the doing of any act or the incurrence of any, cash payments or Property Expenditures by Stirrup Creek shall not obligate Stirrup Creek to do any further acts or make any further payments or Property Expenditures.

3.    TRANSFER OF TITLE

3.01 Upon execution of this Agreement, Stirrup Creek shall be entitled to record this Agreement against title to the Property.

3.02 Upon Stirrup Creek acquiring an interest in the Property pursuant to paragraph 2.01 or 2.02, the Optionor shall deliver to Stirrup Creek duly executed transfers for the transfer to Stirrup Creek of the interest in and to the Property then acquired.

4.    JOINT VENTURE


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                                       5

4.01 Upon Stirrup Creek acquiring the greatest interest in the Property that it may acquire pursuant to paragraphs 2.01 and 2.02, the Optionor and Stirrup Creek agree to join and participate in a single purpose joint venture (the "Joint Venture") for the purpose of further exploring and developing and, if economically and politically feasible, constructing and operating a mine on the Property. The Joint Venture shall be governed by the principles outlined in Schedule B hereto, which the parties agree to incorporate in a formal joint venture agreement between them.

5.    RIGHT OF ENTRY

5.01 During the currency of this Agreement, Stirrup Creek, its servants, agents and workmen and any persons duly authorized by Stirrup Creek, shall have the right of access to and from and to enter upon and take possession of and prospect, explore and develop the Property in such manner as Stirrup Creek in its sole discretion may deem advisable for the purpose of incurring Property Expenditures as contemplated by article 2, and shall have the right to remove and ship therefrom ores, minerals, metals, or other products recovered in any manner therefrom for testing or sampling purposes only.

5.02 Stirrup Creek shall be provided access to all maps, reports, assay results and other technical data in the possession or under the control of the Optionor with respect to the Property and shall be entitled to take copies thereof.

6.    COVENANTS OF STIRRUP CREEK

6.01 Stirrup Creek covenants and agrees with the Optionor that during the term of this Agreement:

      (a) Stirrup Creek shall record or cause to be recorded as assessment work all work conducted on the Property pursuant to paragraphs
             2.01 and 2.02 hereof and otherwise shall maintain the Property in good standing at all times during the currency of this Agreement;

      (b) Stirrup Creek shall keep the Property clear of liens, encumbrances and other charges and shall keep the Optionor indemnified in respect thereof;

      (c) Stirrup Creek shall carry on all operations on the Property in a good and workmanlike manner and in compliance with all applicable governmental regulations and restrictions including but not limited to the posting of any reclamation bonds as may be required by any governmental regulations or regulatory authorities;

      (d) Stirrup Creek shall pay or cause to be paid any rates, taxes, duties, royalties, Workers' Compensation or other assessments or fees levied with respect to the Property or Stirrup Creek's operations thereon;

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                                       6

      (e) Stirrup Creek shall maintain books of account in respect of its expenditures and operations on the Property and, upon two business days' notice, shall make such books available for inspection by representatives of the Optionor;

      (f) Stirrup Creek shall allow any duly authorized agent or representative of the Optionor to inspect the Property at reasonable times and intervals and upon reasonable notice given to Stirrup Creek, provided however that it is agreed and understood that any such agent or representative shall be at his own risk in respect of, and Stirrup Creek shall not be liable for, any injury incurred while on the Property, howsoever caused;

      (g) Stirrup Creek shall allow the Optionor access at reasonable times to all maps, reports, sample results and other technical data prepared or obtained by Stirrup Creek in connection with its operations on the Property and shall report annually to the Optionor the results of its operations on the Property; and

      (h) Stirrup Creek shall indemnify and save the Optionor harmless of and from any and all costs, claims, loss and damages whatsoever incidental to or arising out of or in connection with any work or operations carried out by or on behalf of Stirrup Creek on the Property, including any liability arising from environmental or reclamation issues.

7.    REPRESENTATIONS AND WARRANTIES

7.01  The Optionor hereby represents and warrants that:

      (a) the Optionor is the sole and exclusive registered and beneficial owner of the mineral claims comprising the Property and has the right to enter into this Agreement to sell and assign an interest in the Property absolutely in accordance with the terms of this Agreement;

      (b) the mineral claims comprising the Property have been properly staked and recorded in compliance with the laws of British Columbia, as applicable, and there are no disputes over the title, staking or recording of such mineral claims;

      (c) the mineral claims comprising the Property are in good standing and are free and clear of any liens, charges or encumbrances of any nature or kind whatsoever; and

      (d) the Optionor has not done anything whereby the mineral claims comprising the Property may be in any way encumbered.

7.02  Stirrup Creek hereby represents and warrants that:

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                                       7

      (a) Stirrup Creek has full corporate power and authority to enter into this Agreement and the entering into of this Agreement does not conflict with any applicable laws or with the charter documents of Stirrup Creek or any contract or other commitment to which Stirrup Creek is party; and

      (b) the execution of this Agreement and the performance of its terms have been duly authorized by all necessary corporate actions including the resolution of the Board of Directors of Stirrup Creek.

8.    CONFIDENTIALITY OF INFORMATION

8.01 The Optionor shall treat all data, reports, records and other information of any nature whatsoever relating to this Agreement and the Property as confidential. While this Agreement is in effect, the Optionor shall not, without the express written consent of Stirrup Creek, which consent shall not be unreasonably withheld, disclose to any third party any information concerning the Property or any operations thereon. The Optionor shall not buy, sell or otherwise deal in the shares of Stirrup Creek while any material, confidential information in its possession relating to this Agreement or the Property remains undisclosed to the general public.

9.    ASSIGNMENT

9.01 With the consent of the other party, which consent shall not be unreasonably withheld, each party has the right to assign all or any part of its interest in this Agreement and in the Property, subject to the terms and conditions of this Agreement. It shall be a condition precedent to any such assignment that the assignee of the interest being transferred agrees to be bound by the terms of this Agreement, insofar as they are applicable.

10.   FIRST RIGHT OF REFUSAL

10.01 Notwithstanding article 9, in the event that a party (the "Selling Party") wishes to sell the whole or any part of its interest in this Agreement or the Property it shall first give to the other party (the "Other Party") a notice in writing containing an offer to sell to the Other Party such interest specifying the price and terms and conditions for such sale and, if not for cash, the cash equivalent thereof (the "Offer"). If within a period of 30 days of the receipt of such notice, the Other Party notifies the Selling Party in writing that it will accept the Offer, the Selling Party shall be bound to sell such interest to the Other Party at such price and on the terms and conditions of the Offer. If the Other Party shall fail to notify the Selling Party before the expiration of the time herein limited that it will purchase the interest offered or notifies the Selling Party that it does not intend to purchase the interest offered, the Selling Party may sell and transfer such interest offered to any third party or parties, subject to article 9, at a price and upon terms and conditions no more favourable than as specified in the Offer, for a period of 60 days, and if it fails to do so, such interest shall again be subject to this paragraph 10.01.

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                                     8

Notwithstanding the foregoing, a party may transfer the whole or part of its interest in this Agreement or the Property to some other party with which it is related if notice of such proposed transfer is given to the other party specifying the nature of the relationship and the other party gives its consent in writing, which consent shall not be unreasonably withheld.

11.   TERMINATION

11.01 This Agreement shall terminate upon the occurrence of one of the following events:

      (a) in the event that Stirrup Creek, not being at the time in default under any provision of this Agreement, gives 30 days' written notice to the Optionor of the termination of this Agreement;

      (b) in the event that Stirrup Creek shall fail to comply with any of the requirements to make cash payments and incur Property Expenditures in the amounts and within the time limits set forth in paragraph 2.01;

      (c) in the event that Stirrup Creek shall fail to comply with any of its obligations hereunder, other than the obligations referred to in subparagraph 11.01(b), and, subject to paragraph 12.01, within 30 days of receipt by Stirrup Creek of written notice from the Optionor of such default, Stirrup Creek has not:

             (i) cured such default, or commenced proceedings to cure such default and prosecuted same to completion without undue delay; or

             (ii) given the Optionor notice that it denies that such default has occurred.

In the event that Stirrup Creek gives notice that it denies that a default has occurred, Stirrup Creek shall not be deemed in default until the matter shall have been determined finally through such means of dispute resolution as such matter has been subjected to by either party.

11.02 Upon termination of this Agreement under paragraph 11.01, Stirrup Creek shall:

      (a) have completed and either recorded or delivered to the Optionor, in a form satisfactory for filing, sufficient assessment work on the Property to maintain the Property in good standing for a period of at least one year from the date of termination;

      (b) where applicable, transfer title to the Property to the Optionor free and clear of all liens, charges and encumbrances;

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                                     9

      (c) within 30 days of termination, turn over to the Optionor copies of all maps, reports, sample results, contracts and other data and documentation in the possession of Stirrup Creek or, to the extent within Stirrup Creek's control, in the possession of its agents, employees or independent contractors, in connection with its operations on the Property; and

      (d) ensure that the Property is in a safe condition and complies with all environmental and safety standards imposed by any duly authorized regulatory authority.

11.03 Upon the termination of this Agreement under paragraph 11.01, Stirrup Creek shall cease to be liable to the Optionor in debt, damages or otherwise save for the performance of those obligations in paragraph 11.02 and such other obligations as it has incurred prior to the date of termination which remain unsatisfied.

11.04 Upon termination of this Agreement under paragraph 11.01, Stirrup Creek shall vacate the Property within a reasonable time after such termination, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures.

12.   FORCE MAJEURE

12.01 The time for performance of any act or making any payment or any expenditure required under this Agreement shall be extended by the period of any delay or inability to perform due to fire, strikes, labour disturbances, riots, civil commotion, wars, acts of God, any present or future law or governmental regulation, any shortages of labour, equipment or materials, or any other cause not reasonably within the control of the party in default, other than lack of finances.

13.   AFTER-ACQUIRED PROPERTY

13.01 In the event that at any time hereafter either the Optionor or Stirrup Creek shall acquire any mining claim, lease, or other mineral right or interest within a three kilometre radius of the outside boundary of the Property as constituted on the date of this Agreement, such interest shall be deemed to have been acquired on behalf of and for the benefit of the parties, pursuant to the terms of this Agreement and such after-acquired interest as aforesaid shall be included in and shall form a part of the definition of "Property" contained in paragraph 1.01 and shall be subject to this Agreement as if it had been originally so included.

14.   NOTICES

14.01 Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or mailed postage prepaid or if given by telegram, telex or telecopier, addressed as follows:

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                                     10

      In the case of the Optionor:   RUDOLF M. DURFELD
                                     P.O. Box 4438, Station Main
                                     Williams Lake, B.C.
                                     V2G 2V5

                                     Telecopier: (604) 392-3070

      In the case of Stirrup Creek:  STIRRUP CREEK GOLD LTD.
                                     310 - 1959 152nd Street
                                     Surrey, B.C.
                                     V4A 9E3

                                     Telecopier: (604) 531-9634

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the third business day following the date of mailing, or, if telegraphed, telexed or telecopied, on the same day as the telegraphing, telexing or telecopying thereof provided however that during the period of any postal interruption in Canada any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purposes of this paragraph 14.01.

15.   GENERAL TERMS AND CONDITIONS

15.01 The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this Agreement.

15.02 This Agreement shall constitute the entire agreement between the parties with respect to the Property. No representations or inducements have been made save as herein set forth. No changes, alterations or modifications of this Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all parties hereto. This Agreement shall supersede all previous written, oral or implied understandings between the parties with respect to the matters covered hereby.

15.03 Time shall be of the essence of this Agreement.

15.04 The titles to the articles in this Agreement shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

15.05 All currency references contained in this Agreement shall be deemed to be references to Canadian funds.

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                                     11

15.06 Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision shall be prohibited by or be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.07 The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Defined terms contained in this Agreement shall have the same meanings where used in the Schedules.

15.08 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

15.09 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

SIGNED, SEALED AND DELIVERED
by RUDOLF M. DURFELD in the presence of:


                                       -----------------------------------
----------------------------------     RUDOLF M. DURFELD



THE COMMON SEAL of STIRRUP
CREEK GOLD LTD was hereunto
affixed in the presence of:                                                  c/s


----------------------------------

                                   SCHEDULE A

The "Property", as defined in paragraph 1.01 includes the following mineral claims located in the Clinton Mining Division, British Columbia:

=============================================================================
Claim Name   Tenure Number        Number of Units       Date of Expiry
-----------------------------------------------------------------------------
Second 1     208238               20                    September 19, 1996
-----------------------------------------------------------------------------
Second 2     208239               20                    September 19, 1996
-----------------------------------------------------------------------------
Second 3     208243               10                    October 16, 1996
-----------------------------------------------------------------------------
Second 4     208244               12                    October 16, 1996
-----------------------------------------------------------------------------
Second 5     208290               18                    June 29, 1998
-----------------------------------------------------------------------------
Ulcer        208304               15                    August 12, 1998
-----------------------------------------------------------------------------
Total Number of Units                      95
=============================================================================

                                                                   SCHEDULE B

                        PRINCIPLES TO BE INCORPORATED IN
                             JOINT VENTURE AGREEMENT

1. If Stirrup Creek earns a 50% interest only in the Property pursuant to paragraph 2.01 of the Agreement, the initial beneficial interest of the parties (the "Joint Venturers") in the Joint Venture, including the mineral claims comprising the Property, any mining leases, surface rights, buildings, equipment, plant, installations, infrastructure, housing, airport and all other facilities, rights and interests, shall be Stirrup Creek as to 50% and the Optionor as to 50%. The deemed contribution of each party to the Joint Venture shall be $1,000,000.

2. If Stirrup Creek earns a 70% interest in the Property pursuant to paragraph 2.02 of the Agreement, the initial beneficial interest of the parties (the "Joint Venturers") in the Joint Venture, including the mineral claims comprising the Property, any mining leases, surface rights, buildings, equipment, plant, installations, infrastructure, housing, airport and all other facilities, rights and interests, shall be Stirrup Creek as to 70% and the Optionor as to 30%. The deemed contribution of each party to the Joint Venture shall be Stirrup Creek as to $2,000,000 and the Optionor as to $857,143.

3. Upon the formation of the Joint Venture, a Management Committee consisting of a representative of each Joint Venturer shall be formed to manage the activities of the Operator on the Property or in relation thereto, including but not limited to production decisions and considering and approving all work programs.

4. Each Joint Venturer's representative to the Management Committee shall be entitled to cast that number of votes which is equal in number to the percentage beneficial interest in the Joint Venture held by the respective Joint Venturer in accordance with this Schedule B. All decisions and approvals shall be made by a simple majority of the votes cast. Notwithstanding the foregoing, if a Joint Venturer at any time fails to contribute, pro rata according to its beneficial interest in the Joint Venture, to any annual work program other than one to which it has elected not to contribute pursuant to paragraph 6 of this Schedule B, the Management Committee shall immediately be deemed to be and shall be composed only of the representative of the other Joint Venturer.

5. The initial Operator of the Joint Venture shall be Stirrup Creek unless and until such time as Stirrup Creek's beneficial interest in the Joint Venture is reduced below 50%, at which point the Management Committee shall appoint an Operator. The Operator shall report to and take instructions from the Management Committee.

6. After formation of the Joint Venture, unless a Joint Venturer has elected not to participate or has elected to participate to a lesser extent than its then existing beneficial interest in a program pursuant to paragraph 6 of this Schedule B, each Joint Venturer shall participate in funding future Property Costs in proportion to its respective beneficial interest in the Joint Venture. A Joint Venturer may elect to participate in a program to a lesser extent than its then existing respective beneficial interest in the Joint Venture. For the purposes of this Schedule B, "Property Costs" shall mean all funds required following formation of the Joint Venture to acquire, explore for, develop, build, operate and maintain an efficient mine or mines on the Property as called for by the Operator in accordance with the directives of the Management Committee of the Joint Venture.

7. The Operator shall submit to the Management Committee for approval an annual work program calling for the expenditure of at least $100,000. If the Operator fails to submit such a program, the Non-Operator may submit such a program, to which the Operator may elect to contribute. Before a production decision is made with respect to the Property, a Joint Venturer may elect not to participate or to participate to a lesser extent than its then existing beneficial interest in any annual work program before costs have been incurred thereunder, in which event the provisions of paragraphs 7 and 8 of this Schedule B shall govern. The election of any party to participate must be made within 30 days of the submission of an annual work program and budget, failing which such party shall be deemed to have elected not to participate in such program.

8. If the Joint Venturer elects not to participate or to participate to a lesser extent than its then existing beneficial interest in any annual work program pursuant to paragraph 6 of this Schedule B, that Joint Venturer's beneficial interest in the Joint Venture shall be reduced while that of the other Joint Venturer is increased so that, subject to paragraphs 9 and 10 of this Schedule B, the beneficial interest of each Joint Venturer shall be at all times proportionate to the sum of the total Property Costs of both Joint Venturers. In the event that a Joint Venturer elects not to participate or to participate to a lesser extent in an annual work program which program is not subsequently completed to the extent of at least 90%, that Venturer may elect to back into the program, to the extent that it was completed, by paying to the other Joint Venturer such portion of the costs as represents that portion of the program for which it wishes to receive credit. Such payment must be accompanied by written notice to the other Joint Venturer, within 60 days of the completion of work on the program.

9. If a Joint Venturer elects not to participate or to participate to a lesser extent than its then existing beneficial interest in any annual work program pursuant to paragraph 6 of this Schedule B, and provided that its beneficial interest has not been reduced below 5%, that Joint Venturer may elect to participate in the funding of future Property Costs, commencing with the next annual work program, to the extent of its then existing beneficial interest in the Joint Venture.

10. If the beneficial interest of a Joint Venturer (the "Diluted Venturer") is reduced below 5%, the Diluted Venturer shall be deemed to have assigned and conveyed its beneficial and legal interest in the Joint Venture to the other Joint Venturer and shall be entitled thereafter, in lieu of a Joint Venture interest, only to the return of its contribution to Property Costs, without interest, payable only from 2% of net smelter returns from the Property. The Property shall be immediately transferred into the other Joint Venturer's name alone and the Joint Venture Agreement shall thereby be terminated subject to any then outstanding liabilities between the parties.

11. If a Joint Venturer (the "Non-Contributing Venturer") at any time fails to contribute, pro rata according to its beneficial interest in the Joint Venture, to any annual work program other than one to which it has elected not to contribute pursuant to paragraph 6 of this Schedule B, the Non-Contributing Venturer shall be deemed to have assigned and conveyed its beneficial and legal interest in the Joint Venture to the other Joint Venturer and shall be entitled thereafter, in lieu of a

Joint Venture interest, only to the return of its contribution to Property Costs, without interest, payable only from 2% of net smelter returns from the Property. The Property shall be immediately transferred into the other Joint Venturer's name alone and the Joint Venture Agreement shall thereby be terminated subject to any then outstanding liabilities between the parties.

12. Each Joint Venturer shall provide to the other all reports, maps, logs or other data whatsoever relating to the Property in their possession or otherwise under their control.

13. Any dispute arising under this agreement shall be forthwith submitted to a single arbitrator in accordance with the provisions of the COMMERCIAL ARBITRATION ACT (British Columbia).